Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2015 RESULTS

Houston, Texas
May 5, 2015
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported break-even net earnings for its first quarter ended March 31, 2015 (“current quarter”) on operating revenues of $67.4 million. Net income for the quarter ended March 31, 2014 (“prior year quarter”) was $4.4 million, or $0.22 per diluted share, on operating revenues of $79.4 million. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $14.6 million in the current quarter compared to $21.8 million in the prior year quarter.
Foreign exchange losses of $3.0 million in the current quarter were primarily due to the strengthening of the U.S. dollar resulting in losses on our euro denominated cash balances. Excluding the impact of foreign exchange losses, net income in the current year quarter would have been $1.8 million, or $0.09 per share, and EBITDA would have been $17.6 million.
“As previewed in our last two earnings releases, the current excess capacity in our medium helicopter fleet is higher than it has been in recent years,” said Chris Bradshaw, Chief Executive Officer of Era Group. “The first quarter, which is typically our weakest quarter due to seasonal factors, also reflected the first full period impact of the lower utilization for our medium helicopters. Our cost-cutting and operational efficiency initiatives contributed to a reduction in expenses of almost $8.0 million, but this was not enough to keep pace with the decline in revenues.”
“Our first quarter results were also adversely impacted by foreign exchange losses. These losses resulted from a buildup in euro denominated cash balances related to the delivery and acceptance of the new AW189 heavy helicopters, which were postponed due to the delayed FAA certification of this new helicopter model. We now expect to take delivery and make final payment for these new helicopters in the second quarter. Our day-to-day operations do not have significant currency exposure.”
“We typically experience a seasonal increase in activity in the second and third quarters of the year as daylight hours increase and weather conditions improve in the U.S. Gulf of Mexico and Alaska and as our seasonal firefighting and flightseeing operations resume in Alaska. In addition to the delivery of four new AW189 helicopters referenced above, we also expect to take delivery of two new S92 heavy helicopters during 2015. We expect all six of these new heavy helicopters to work on contracts in the U.S. Gulf of Mexico. In Brazil, of the seven contracts awarded in 2013 for AW139 medium helicopters with Petrobras, three began operations in December 2014, one began in March 2015, two began in April 2015, and we expect the last one to begin in early June 2015. We currently expect the January 2015 contract awards for additional medium and heavy helicopters with Petrobras to begin in the second half of 2015 and early 2016.”
First Quarter Results
Operating revenues in the current quarter were $12.0 million lower than the prior year quarter primarily due to lower utilization of our medium helicopters.
Operating expenses were $6.0 million lower in the current quarter primarily due to decreased repairs and maintenance expense related to the timing of repairs and receipt of credits and decreased fuel expense related to fewer flight hours and lower fuel prices.

Administrative and general expenses were $1.6 million lower primarily due to reduced headcount in the current quarter and accelerated share-based compensation expenses related to changes in senior management in the prior year quarter.
Gains on asset dispositions were $0.5 million higher in the current quarter. In the current quarter, we sold two helicopters for proceeds of $5.4 million and recognized gains of $2.2 million. In addition, a leasing customer exercised a purchase option for three helicopters from which we recognized a gain of $1.2 million. During the prior year quarter, we sold two helicopters for total proceeds of $3.6 million resulting in gains of $2.9 million.
Equity earnings were $0.6 million lower in the current quarter primarily due to losses from our Dart Holding Company Ltd. joint venture.
Sequential Quarter Results
Operating revenues in the current quarter were $7.3 million lower compared to the fourth quarter of 2014 (“preceding quarter”) primarily due to lower utilization of helicopters in our oil and gas operations.
Operating expenses were $2.2 million lower compared to the preceding quarter primarily due to decreases in fuel, repairs and maintenance, and personnel expenses.
Gains on asset dispositions were $3.4 million higher compared to the preceding quarter.
Foreign currency losses and derivative losses adversely impacted sequential quarter results by $1.1 million and $0.8 million, respectively.
EBITDA and net income attributable to Era Group were $4.0 million and $3.2 million lower, respectively, compared to the preceding quarter.
Fleet Update
During the current quarter, the Company’s capital expenditures were $8.9 million, which consisted primarily of a base expansion project and capitalized interest.
The current excess capacity in our medium helicopter fleet is higher than in recent periods.  Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity.  We are participating in several competitive bids to place some or all of the excess medium helicopters on contract.  If we are not successful in securing sufficient new projects, our financial results will be negatively impacted. In addition, we may sell certain helicopters on an opportunistic basis consistent with our stated strategy.
FBO Sale
The Company entered into an agreement to sell its fixed base operations (“FBO”) business at Ted Stevens Anchorage International Airport to Piedmont Hawthorne Aviation, LLC, part of the of Landmark Aviation network consisting of 68 FBOs in the U.S., Canada and Western Europe on April 8, 2015. Pursuant to the agreement, Piedmont Hawthorne Aviation, LLC acquired 100% of Era Group’s wholly-owned subsidiary, Era FBO LLC. The transaction closed on May 1, 2015.
Capital Commitments
The Company’s unfunded capital commitments as of March 31, 2015 consisted primarily of orders for helicopters and totaled $195.2 million, of which $90.2 million is payable during 2015 with the balance payable through 2017. The Company also had $1.8 million of deposits paid on options not yet exercised. The Company may terminate $102.9 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.5 million.

Included in these capital commitments are agreements to purchase nine AW189 heavy helicopters, four S92 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in Q2 2015 through 2017. The S92 helicopters are scheduled to be delivered in 2015 through 2017. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters and five S92 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2016 through 2018.
Liquidity
As of March 31, 2015, the Company had $33.7 million in cash balances and remaining availability under its senior secured revolving credit facility of $209.2 million. The Company also had $2.8 million of escrow deposits.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 6, 2015, to review the results for the first quarter ended March 31, 2015. The conference call can be accessed as follows:
All callers will need to reference the access code 21928964
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.: Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through May 20, 2015 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, India, Norway, Spain, and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical nature of, offshore oil and gas exploration, development and production activity; fluctuations in worldwide prices of and demand for oil and natural gas; the Company’s reliance on a small number of customers and reduction of the Company’s customer base resulting from consolidation; inherent risks in operating helicopters; the failure to maintain an acceptable safety record; the ability to successfully expand into other geographic and helicopter service markets; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the requirement to engage in competitive processes or expend significant resources with no guaranty of recoupment; the grounding of all or a portion of our fleet for extended periods of time or indefinitely; reduction or cancellation of services for government agencies; reliance on a small number of helicopter manufacturers and suppliers; political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation; declines in the global economy and financial markets; foreign currency exposure and exchange controls, including the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; credit risk exposure; the ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on information technology; allocation of risk between the Company and its customers; liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2014, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Benjamin Slusarchuk at (713) 369-4630 or visit Era Group’s website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014
Operating revenues	$67,415	$79,443
Costs and expenses:
Operating	43,605	49,640
Administrative and general	9,743	11,334
Depreciation	11,602	11,287
Total costs and expenses	64,950	72,261
Gains on asset dispositions, net	3,388	2,891
Operating income	5,853	10,073
Other income (expense):
Interest income	251	145
Interest expense	(3,545)	(3,753)
Gain on debt extinguishment	264	—
Derivative losses, net	(12)	(30)
Foreign currency losses, net	(2,960)	(57)
Total other income (expense)	(6,002)	(3,695)
Income (loss) before income taxes and equity earnings	(149)	6,378
Income tax expense (benefit)	(55)	2,503
Income (loss) before equity earnings (losses)	(94)	3,875
Equity earnings (losses), net of tax	(145)	499
Net income (loss)	(239)	4,374
Net loss attributable to non-controlling interest in subsidiary	197	71
Net income (loss) attributable to Era Group Inc.	$(42)	$4,445

Earnings (loss) per common share, basic	$—	$0.22
Earnings (loss) per common share, diluted	$—	$0.22

Weighted average common shares outstanding, basic	20,195,955	19,952,930
Weighted average common shares outstanding, diluted	20,195,955	20,025,135

EBITDA	$14,602	$21,772
Adjusted EBITDA	$14,338	$21,772
Adjusted EBITDA excluding Gains	$10,950	$18,881

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Operating revenues	$67,415	$74,689	$90,510	$86,580	$79,443
Costs and expenses:
Operating	43,605	45,772	54,282	54,679	49,640
Administrative and general	9,743	9,647	12,941	10,065	11,334
Depreciation	11,602	11,854	11,746	11,425	11,287
Total costs and expenses	64,950	67,273	78,969	76,169	72,261
Gains on asset dispositions, net	3,388	29	42	3,139	2,891
Operating income	5,853	7,445	11,583	13,550	10,073
Other income (expense):
Interest income	251	122	130	143	145
Interest expense	(3,545)	(3,556)	(3,629)	(3,840)	(3,753)
Gain on debt extinguishment	264	—	—	—	—
Derivative gains (losses), net	(12)	800	(1,703)	(11)	(30)
Note receivable impairment	—	—	—	(2,457)	—
Foreign currency gains (losses), net	(2,960)	(1,856)	(485)	21	(57)
Other, net	—	(14)	(3)	13	—
Total other income (expense)	(6,002)	(4,504)	(5,690)	(6,131)	(3,695)
Income (loss) before income taxes and equity earnings	(149)	2,941	5,893	7,419	6,378
Income tax expense (benefit)	(55)	155	2,868	2,759	2,503
Income before equity earnings (losses)	(94)	2,786	3,025	4,660	3,875
Equity earnings (losses), net of tax	(145)	354	1,286	536	499
Net income (loss)	(239)	3,140	4,311	5,196	4,374
Net loss (income) attributable to non-controlling interest in subsidiary	197	45	(45)	25	71
Net income (loss) attributable to Era Group Inc.	$(42)	$3,185	$4,266	$5,221	$4,445

Earnings (loss) per common share, basic	$—	$0.16	$0.21	$0.26	$0.22
Earnings (loss) per common share, diluted	$—	$0.16	$0.21	$0.26	$0.22

Weighted average common shares outstanding, basic	20,195,955	20,173,583	20,098,239	20,066,060	19,952,930
Weighted average common shares outstanding, diluted	20,195,955	20,232,025	20,163,990	20,134,474	20,025,135

EBITDA	$14,602	$18,583	$22,424	$23,077	$21,772
Adjusted EBITDA	$14,338	$18,583	$24,886	$25,534	$21,772
Adjusted EBITDA excluding Gains	$10,950	$18,554	$24,844	$22,395	$18,881

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	$41,913	$45,837	$52,870	$51,715	$49,141
Alaska	3,801	6,496	7,984	9,305	6,197
International	—	183	1,514	173	1,245
Total oil and gas	45,714	52,516	62,368	61,193	56,583
Dry-leasing	11,956	11,911	12,392	11,466	10,876
Search and rescue	5,238	5,650	5,666	5,095	6,152
Air medical services	2,367	2,301	2,569	3,137	3,091
Flightseeing	—	—	4,043	2,946	—
Fixed Base Operations	2,146	2,403	3,562	2,858	2,842
Eliminations	(6)	(92)	(90)	(115)	(101)
	$67,415	$74,689	$90,510	$86,580	$79,443

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	7,612	8,514	10,594	11,065	9,447
Alaska	290	560	939	1,122	682
International	—	—	—	—	57
Total oil and gas	7,902	9,074	11,533	12,187	10,186
Search and rescue	300	355	348	258	382
Air medical services	825	831	1,239	1,100	951
Flightseeing	—	—	1,505	1,080	—
	9,027	10,260	14,625	14,625	11,519
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$33,691	$40,867	$40,357	$14,940	$22,290
Receivables:
Trade, net of allowance for doubtful accounts	38,949	33,390	48,307	52,582	47,780
Other	2,567	2,062	1,679	2,078	4,824
Inventories, net	26,189	26,869	27,039	26,863	26,780
Prepaid expenses and other	4,081	2,661	1,712	2,991	3,292
Deferred income taxes	2,167	1,996	2,065	1,991	2,138
Escrow deposits	2,800	—	—	—	3,048
Total current assets	110,444	107,845	121,159	101,445	110,152
Property and equipment	1,171,548	1,171,267	1,128,510	1,116,678	1,084,199
Accumulated depreciation	(315,399)	(308,141)	(296,294)	(284,547)	(273,754)
Net property and equipment	856,149	863,126	832,216	832,131	810,445
Equity investments and advances	31,397	31,753	31,641	36,053	35,433
Goodwill	352	352	352	352	352
Other assets	15,156	14,098	14,794	15,868	16,074
Total assets	$1,013,498	$1,017,174	$1,000,162	$985,849	$972,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,904	$15,120	$21,819	$23,129	$13,639
Accrued wages and benefits	6,822	7,521	9,651	9,791	9,583
Accrued interest	4,791	949	4,805	950	4,624
Accrued income taxes	37	267	1,029	236	781
Derivative instruments	275	1,109	1,991	569	529
Current portion of long-term debt	26,729	27,426	2,787	2,787	2,787
Other current liabilities	3,121	3,162	4,154	4,258	4,171
Total current liabilities	55,679	55,554	46,236	41,720	36,114
Long-term debt	277,424	282,118	277,390	278,023	278,755
Deferred income taxes	217,200	217,027	216,985	214,117	211,479
Deferred gains and other liabilities	1,937	2,111	2,898	3,120	3,476
Total liabilities	552,240	556,810	543,509	536,980	529,824
Equity:
Era Group Inc. stockholders’ equity:
Common stock	206	204	204	204	203
Additional paid-in capital	430,251	429,109	428,530	425,010	423,728
Retained earnings	31,755	31,797	28,612	24,346	19,125
Treasury shares, at cost	(560)	(551)	(547)	(547)	(334)
Accumulated other comprehensive income (loss), net of tax	93	95	99	146	175
	461,745	460,654	456,898	449,159	442,897
Non-controlling interest in subsidiary	(487)	(290)	(245)	(290)	(265)
Total equity	461,258	460,364	456,653	448,869	442,632
Total liabilities and stockholders’ equity	$1,013,498	$1,017,174	$1,000,162	$985,849	$972,456

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Net Income	$(239)	$3,140	$4,311	$5,196	$4,374
Depreciation	11,602	11,854	11,746	11,425	11,287
Interest income	(251)	(122)	(130)	(143)	(145)
Interest expense	3,545	3,556	3,629	3,840	3,753
Income tax expense (benefit)	(55)	155	2,868	2,759	2,503
EBITDA	$14,602	$18,583	$22,424	$23,077	$21,772
Special items (1)	(264)	—	2,462	2,457	—
Adjusted EBITDA	$14,338	$18,583	$24,886	$25,534	$21,772
Gains on asset dispositions, net (“Gains”)	(3,388)	(29)	(42)	(3,139)	(2,891)
Adjusted EBITDA excluding Gains	$10,950	$18,554	$24,844	$22,395	$18,881
____________________

(1)	Special items include the following:

•	In the three months ended March 31, 2015, a pre-tax gain on the extinguishment of debt of $0.3 million related to the repurchase of a portion of our 7.750% Senior Notes;

•
In the three months ended September 30, 2014, a pre-tax charge of $2.5 million related to the accelerated recognition of previously awarded but deferred compensation awards following the resignation of our former CEO; and

•	In the three months ended June 30, 2014, a pre-tax impairment charge of $2.5 million on a note receivable from a foreign company with whom we participated in bids for contracts.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Heavy:
H225	9	9	9	9	9

Medium:
AW139	39	39	39	38	37
B212	8	9	9	9	10
B412	3	6	6	6	6
S76 A/A++	2	2	2	2	2
S76 C+/C++	6	6	6	6	6
	58	62	62	61	61

Light—twin engine:
A109	7	9	9	9	9
BK-117	3	3	3	3	3
H135	19	20	20	20	20
H145	5	5	5	5	4
	34	37	37	37	36

Light—single engine:
A119(2)	17	17	17	24	24
AS350	35	35	35	35	35
	52	52	52	59	59
Total Helicopters	153	160	160	166	165
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.

(2)	Effective July 24, 2014, we sold our 51% interest in Lake Palma, which owns seven of the A119 helicopters listed above as of June 30, 2014 and March 31, 2014.